Exhibit 10.1

July 10, 2002

Primus Knowledge Solutions, KK
Ebisu Prime Sq. Tower
1-1-39 Hiroo, Shibuya-ku
Tokyo, Japan 150

Re:
Addendum Two to Amended and Restated Distribution Agreement (“Distribution Agreement”), effective March 31, 2000, as amended, between Primus Knowledge Solutions, Inc. (“Primus”) and Primus Knowledge Solutions, KK. (“Distributor”)

Dear Sasaki-san:

We have recently discussed a number of issues with respect to our Agreement. This Addendum Two will clarify and memorialize our agreement on these points. Except as otherwise expressly defined in this Amendment, capitalized terms shall have the meanings ascribed to them in the Distribution Agreement.

Therefore, we hereby agree to amend our Distribution Agreement as follows:

1.
Table B “Software Distribution Fees and Support and Maintenance Fees” is hereby deleted and replaced with Table B attached to this Addendum, effective as of April 1, 2002 for Software Distribution Fees accrued after that date and, with respect to Support and Maintenance Fees accruing after that date, all renewals accruing before December 31, 2002, the payment amount shall remain at 53% of the amount Distributor bills on those renewals and for all new customer Support and Maintenance Fees accruing after that date and all renewals accruing after December 31, 2002, the new rate in Table B shall apply.

2.	A new Section 7.10 is added to the Distribution Agreement as follows:

7.10
Guaranteed Minimum Software Distribution Fees.    Each year, Distributor shall pay Primus at least $1,000,0000 in non-refundable, guaranteed minimum Software Distribution Fees subject to the schedule and structure outlined in the table below (the “Guaranteed Annual Minimum”) For purposes of determining the Guaranteed Annual Minimum or any payment adjustments made in relation thereto, all amounts listed in this section are based on the share of Software Distribution Fees due Primus, net of (or post deduction) of the applicable withholding tax deductions.

(1)  The Initial Period—Amendment Date to March 31, 2004.    From April 1, 2002 until March 31, 2004 (the “Initial Period”), the Guaranteed Annual Minimum is measured by two semi-annual periods, each applied over a six-month period, (“Bi-Annual Baseline(s)”) and, within each Bi-Annual Baseline, two fixed quarterly

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minimums (“Quarterly Benchmark(s)”). Each six-month Bi-Annual Baseline period is a “Bi-Annual Baseline Period.” Distributor will pay Primus the difference between the Software Distribution Fees actually accrued during any respective period and the applicable minimums of the Bi-Annual Baseline or Quarterly Benchmark. During the Initial Period, each Quarterly Benchmark is $100,000, and the Bi-Annual Baselines are $400,000 in the first bi-annual period covering April 1st through September 30 (the “First Bi-Annual Baseline”) and $600,000 in the second bi-annual period covering October 1 through March 30 (the “Second Bi-Annual Baseline”).

(2)  Adjustments Against Quarterly Benchmarks.    For purposes of calculating amounts owed, if any, after any given quarter, the first quarter of each Bi-Annual Baseline Period is referred to as a “Q-A Period” and the second quarter of each Bi-Annual Baseline Period is a “Q-B Period.”

(2)(1)  Shortfalls and Excess Amounts in a Q-A or Q-B Period.    Distributor will pay Primus the shortfall between the Software Distribution Fees accrued in any given Q-A or Q-B Period and the applicable Quarterly Benchmark (a “Quarterly Adjustment”). Any Software Distribution Fees accrued in a Q-A Period in excess of the Quarterly Benchmark may not be carried over to the Q-B Period for purposes of measuring against the Quarterly Benchmark in the Q-B Period. Shortfalls in a Q-B Period will require a Quarterly Adjustment. However, Software Distribution Fees accrued in a Q-A Period that exceed the Q-A Period’s Quarterly Benchmark will apply for purposes of measuring against the Bi-Annual Baseline at the end of the Q-B Period. Thus shortfalls in a Q-B Period will result in a Quarterly Adjustment for the Q-B Period, but for purposes of measuring against the Bi-Annual Baseline, the excess amount of accrued Software Distribution Fees in the Q-A Period will be added to the Quarterly Adjustment paid for Q-B Period to determine whether Distributor has met the Bi-Annual Baseline. In such cases, the total cumulative payments made by Distributor to Primus may exceed the amount of the Bi-Annual Baseline. Quarterly Adjustments are due within 75 days of the end of the applicable quarter and shall not be considered purchases of additional Software or any other form of credit.

(3)  Adjustments Against Baseline.    Bi-Annual Baselines represent the total amount of Software Distribution Fees accrued during any six-month Bi-Annual Baseline Period. Distributor will pay to Primus the shortfall between the Software Distribution Fees actually accrued during any Bi-Annual Baseline Period and the applicable Bi-Annual Baseline (each of such payments called a “Baseline Adjustment”). During the Bi-Annual Baseline Period, accrued Software Distribution Fees that exceed an applicable Bi-Annual Baseline cannot be carried forward and applied to the next Bi-Annual Baseline Period, nor can such excess be retroactively applied to reduce a previous Baseline Adjustment. Baseline Adjustments are due within seventy-five (75) days of the applicable Bi-Annual Period and shall not be considered purchases of additional Software or any other form of credit.

Example.    By way of example only, if the Software Distribution Fees accrued during the Q-A Period of the First Bi-Annual Baseline Period is $380,000 (thus meeting the applicable Quarterly Benchmark for that period) and $80,000 in the Q-B Period, Distributor will pay a Q-B Quarterly Adjustment of $20,000. The cumulative total payments made by Distributor for the First Bi-Annual Baseline Period will equal $480,000 and the excess of $80,000 paid for the First Bi-Annual Baseline Period will not be carried over into the Q-A Period of the Second Bi-Annual Period.

(4)  Post-Initial Period.    After the Initial Period and continuing indefinitely during the term of the Distribution Agreement, the Guaranteed Annual Minimum will be measured and paid solely on a quarterly basis. For each of the first, second and third quarters, the minimum quarterly Software Distribution Fees accruable to Primus will be $200,000, and in the fourth quarter, $400,000 (each a “Fixed Quarterly Minimum”). Payment of Software Distribution Fees during a quarterly period that exceed an applicable Fixed Quarterly Minimum cannot be carried forward and applied to the next Fixed Quarterly Minimum, nor can such excess be retroactively applied to reduce a previous Fixed Quarterly Adjustment: in any quarter, if the Software Distribution Fees actually accrued to Primus are less than a Fixed Quarterly Minimum, Distributor will pay the difference as a quarterly license fee adjustment (“Fixed Quarterly Adjustment”). Fixed Quarterly Adjustments are payable within seventy-five (75) days of the end of the applicable quarter and shall not be considered purchases of additional Software or any other form of credit.

The following table depicts the schedule and structure of the Guaranteed Annual Minimum Payment:

Guaranteed Annual Minimum Payment Schedule and Structure
Initial Period April 1, 2002 ~ March 30, 2004	Post-Initial April 1, 2004 ~

Q-A Periods ending June 30	Quarterly Benchmark: $100,000	April 1 First Bi-Annual Baseline:	Fixed Quarterly Minimum: $200,000

Shortfalls paid as Quarterly Adjustment within 75 days of end of Q-A Period; excess carried over for determining Bi-Annual Baseline	$400,000	Shortfalls paid as Fixed Quarterly Adjustment within 75 days of last quarter

Q-B Periods ending Sept. 30	Quarterly Benchmark: $100,000	Sept. 30	Fixed Quarterly Minimum: $200,000

Shortfalls paid as Quarterly Adjustment within 75 days of end of Q-B Period; no excess carried back for Q-A Period Adjustment	Shortfalls paid as Baseline Adjustment within 75 days of end of Q-B Period; no excess carried forward into Second Bi-Annual Baseline Period	Shortfalls paid as Fixed Quarterly Adjustment within 75 days of last quarter

Q-A Periods Ending Dec. 30	Quarterly Benchmark: $100,000	Oct. 1 Second Bi-Annual Baseline:	Fixed Quarterly Minimum: $200,000

Shortfalls paid as Quarterly Adjustment within 75 days of end of Q-A Period; excess carried over for determining Bi-Annual Baseline	$600,000	Shortfalls paid as Fixed Quarterly Adjustment within 75 days of last quarter

Q-B Periods Ending March 30	Quarterly Benchmark: $100,000	March 30	Fixed Quarterly Minimum: $400,000

Shortfalls paid as Baseline Adjustment within 75 days of end of Q-B Period; no excess carried forward into next, First Bi-Annual Baseline Period	Shortfalls paid as Fixed Quarterly Adjustment within 75 days of last quarter

3.
The parties understand and agree that Distributor will be taking on additional product development responsibilities in accordance with product plans that may be determined from time to time. The parties will meet periodically to discuss in good faith future development plans and allocation of resources. All such work performed by Distributor shall be owned by Primus under Section 2.3.2 of the Distribution Agreement and Distributor will make periodic deliveries of new versions of Software and derivatives source code and programmer’s notes to Primus upon Primus’ request.

4.	The parties agree that the eServer Email Assist program is a module to eServer and is included in the list of Products under the Distribution Agreement.

5.
In consideration of the Distributor retaining a greater portion of = support and maintenance fees from its customers and given that Distributor will be taking a more active role in product development, Distributor will develop a program for training, developing and maintaining a support organization at a level so Distributor can provide at least tier one support with personnel knowledgeable in the use and implementation of Primus products by December 31, 2002. During the transition period from the date hereof to December 31, 2002, Primus and Distributor will implement a mutually agreed transition plan. Distributor further agrees that as its business grows, it will build and maintain sufficient additional internal support infrastructure to provide sufficient first tier support to its growing customer base in accordance with industry practices.

Except as expressly stated above, this letter Addendum provides no other consent, express or implied, to materially modify the Distribution Agreement.

Please indicate your agreement to this letter by executing the enclosed duplicate in the space provided below. This Addendum Two shall be effective as of April 1, 2002 on the terms set forth above (the “Effective Date”).

Sincerely,	Agreed and Accepted:

Primus Knowledge Solutions, Inc.	Primus Knowledge Solutions, KK

/S/ RON STEVENS	By:	/S/ MASAHIRO SASAKI
Ronald M. Stevens Chief Financial Officer	Name:	Masahiro Sasaki
	Its:	President & CEO
	Date:	July 15, 2002

Schedule 1

New Table B

Table B – Software Distribution Fees and Support and Maintenance Fees

Primus Products	Language	Share of Distributor’s Net Fees (%)
Primus eServer and eSupport	Japanese and English	30%*

*	For calendar year 2002, all maintenance renewals shall be paid to Primus at 53% of support and maintenance fee renewals and not 30%.

Upstream Supplier Products	Language	Price per Unit	Support and Maintenance Fees
Seagate Crystal Info Set	Japanese	$1,500 per Crystal Info Set	See Note 4

Note 1:	Primus eServer is formerly known as SolutionSeries Server, Solution Builder and Solution Explorer.

Note 2:	Primus eSupport is formerly known as Solution Publisher.

Note 3:
Seagate Crystal Info Set refers to a set of five (5) licenses of Seagate Crystal Info. v.7.0 or v.7.5 software. Table B notwithstanding, in the event that Distributor enters into a License Agreement with an End User for a total initial acquisition of twenty-five (25) seats (license type regardless) or more of Primus eServer and/or Primus eSupport, Primus will waive the US$1,500 licensee fee with respect to the one (1) Seagate Crystal Info Set provided by Distributor to such End User, providing the End User is not charged a distribution fee, license fee or the like for the free single Seagate Crystal Info Set. The foregoing provision of a free Seagate Crystal Info Set shall not apply to any current End Users or any End Users who initially acquire less than 25 seats of Primus eServer and/or Primus eSupport. Primus will notify Distributor of any change in the pricing of Seagate Crystal software and such price changes will be effective when the same are effective for Primus with respect to its use of Seagate Crystal software.

Note 4:
Primus’ support obligations relating to the Seagate Crystal Info v.7.0 and v.7.5 shall be limited only to Secondline Support for the standard reports that are provided by Primus as a part of such software and for only as long as Primus is generally making support available for such Seagate version in connection with the English language version of the applicable Primus Product. No upgrades or updates are provided to Seagate Crystal products.

Note 5:
As used above, “Distributor’s Net Fees” shall mean the gross list price fees for Software licensed from Primus by Distributor to its customer/sub-distributor, less Distributor’s customary trade and quantity discounts. In no event, however, will the share of Distributor’s Net Fees owing to Primus on a transaction by transaction basis be less than fifteen percent (15%) of the applicable Primus list price for the same product/service (using a then current currency conversion rate) without the prior written approval of a Primus Vice President in each instance. For example, if in a combined single transaction license of eServer and eSupport, Distributor’s Net Fees are $20,000 and 15% of the Primus list price for the same software is $8,000, then Distributor shall pay Primus $8,000 concerning that transaction, and not $6,000 (or 30% of Distributor’s Net Fees). Distributor shall not use the Primus products as a “loss leader”, shall not provide them to any third party at a nominal or no charge (other than in connection with a short-term non-production evaluation), and shall not bundle the Primus products with any other non-Primus product or service (including a Distributor service engagement) in the same or any related transaction without Primus’ prior written consent in each instance.